--------                                           -----------------------------
 FORM 3                                                     OMB APPROVAL
--------                                           -----------------------------
                                                   OMB Number: 3235-0104
                                                   Expires: September 30, 1998
                                                   Estimated average burden
                                                   hours per response: . . . 0.5
                                                   -----------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    BAKAL        DENNIS        A.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           PROFESSIONAL TRANSPORTATION GROUP       (Month/Day/Year)
     (Last)     (First)     (Middle)                                     LTD., INC. TRUC (NASDAQ SMALLCAP
 5025 DERRICK JONES ROAD, SUITE 120           6/11/97                     MARKET)
----------------------------------------   ---------------------------   ---------------------------------  -----------------------
             (Street)                      3. IRS or Social Security     5. Relationship of Reporting       7. Individual or Joint/
      ATLANTA       GA         30349          Number of Reporting             Person to Issuer                 Group Filing (Check
--------------------------------------        Person (Voluntary)            (Check all applicable)             applicable line)
      (City)      (State)      (Zip)                                       X   Director     X    10% Owner     X   Form filed by
                                           ---------------------------   -----            -----             -----  One Reporting
                                                                           X   Officer           Other             Person
                                                                         ----- (give      -----  (specify          Form filed by
                                                                               title below)      below)     -----  More than One
                                                                         President & CEO                           Reporting Person
                                                                         ---------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
  COMMON STOCK, NO PAR VALUE PER SHARE           2,500,000                          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------
  STOCK OPTION                   1/1/97*   2/16/01      COMMON STOCK     750,000        $0.50           D
------------------------------------------------------------------------------------------------------------------------------------
  STOCK OPTION                   1/1/00**  4/1/07       COMMON STOCK     250,000        $6.00           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:       *Options vest as to 200,000 shares on each of January 1, 1997, 1998 and 1999 and as to 150,000 shares on January 1, 2000 upon the attainment of certain performance requirements, or if not met, then all options vest on February 15, 2001.
                                **Options vest as of 50,000 shares on January 1, 2000 and as to 200,000 shares on January 1, 2001 upon the attainment of certain performance requirements, or if no met then all options vest on
                                February 15, 2001.

                                                                                  /s/ Dennis A. Bakal                   5-27-97
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                   Dennis A. Bakal

Note. File three copies of this form, one of which must be manually signed.                                                 Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                          SEC 1473 (8-92)
                                                                                                                             95790
